UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report : December 3, 2008

CHINA GENGSHENG MINERALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51527	91-0541437
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 88 Gengsheng Road,
Dayugou Town, Gongyi, Henan,
People's Republic of China
(Address of Principal Executive Offices)

451271
(Zip Code)

(86) 371-64059818
Registrant's Telephone Number, Including Area Code:

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement

On November 21, 2008, Henan Gengsheng Refractories Co., Ltd. ("Refractories"), a wholly owned subsidiary of China Gengsheng Minerals, Inc., entered into a Full-Service Agreement ("the Agreement"), with Hebei Wenfeng Iron and Steel Co., Ltd. ("Wenfeng"), for the supply of refractory products and materials to Wenfeng for its use in steel production. Refractories has agreed to sell to Wenfeng, and Wenfeng has agreed to purchase from Refractories, specified volumes of refractory products and materials that meet certain specifications. The Agreement stipulates monthly payments will be made by Wenfeng to Refractories based on the total tons of steel production recorded by Wenfeng at the end of each month in the amounts of RMB 12.8 per ton for non-refined steel and RMB 15.6 per ton for refined steel, including tax. Based on the current estimate of Wenfeng's production, the total value of the Agreement is approximately $2 million per year. Either party may terminate the Agreement upon two months prior notice.

The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the summary of the English translation of the Agreement and the press release announcing the Agreement, copies of which are filed as Exhibits 10.1 and 99.1, respectively, and are incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits

(d) Exhibits:

Exhibit
Number	Description

10.1	Full Services Contract, dated November 21, 2008, by and between Henan Gengsheng Refractories Co., Ltd. and Hebei Wenfeng Iron and Steel Co., Ltd.

99.1	Press Release issued December 3, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA GENGSHENG MINERALS, INC.

Dated: December 3, 2008	/s/ Hongfeng Jin
Name: Hongfeng Jin Title: Interim Chief Financial Officer